Exhibit 99.4

Consolidated Financial Statements

Syniverse Holdings, Inc.

Three and Nine Months Ended August 31, 2021 and 2020

SYNIVERSE HOLDINGS, INC.

SYNIVERSE HOLDINGS, INC.

GLOSSARY OF TERMS

Term	Definition
2011 Plan	2011 Equity Incentive Plan
2018 Plan	2018 Restructuring Plan
2020 Plan	2020 Restructuring Plan
5G	Fifth Generation
10 DLC	10 Digit Long Code
Amended Agreement	Amended and Restated Consulting Services Agreement with The Carlyle Group
A2P	Application-to-Person Messaging
APAC	Asia Pacific
B2C	Business-to-Consumer
BCE	Billing and Charging Evolution
Buccaneer	Buccaneer Holdings LLC
CARES	Coronavirus Aid, Relief and Economic Security
Carlyle	Investment Funds Affiliated with The Carlyle Group
CDMA	Code Division Multiple Access
CODM	Chief Operating Decision Maker
COVID-19	Novel Coronavirus Disease
CPaaS	Communications Platform as a Service
EBITDA	Earnings before Interest, Tax, Depreciation and Amortization
FASB	Financial Accounting Standards Board
GSM	Global System for Mobiles
IoT	Internet of Things
IP	Internet Protocol
IPX	Internetwork Packet Exchange
MBAC	M3-Brigade Acquisition II Corporation
MaaP	Messaging as a Platform
MMS	Multimedia Messaging Service
MNO	Mobile Network Operator
OFAC	The Office of Foreign Assets Control of the U.S. Department of the Treasury
OTT	Over-the-Top Provider
P2P	Person-to-Person Messaging
PIPE	Private Investment in Public Equity
RCS	Rich Communication Service
Seventh Amendment	Seventh Amendment to the First Lien Credit Facility
SMS	Short Message Service
TAP	Transferred Account Procedures
Twilio	Twilio Inc.
U.S.	United States of America
U.S. GAAP	Accounting Principles Generally Accepted in the United States
Vibes	Vibes Media LLC
VIE	Variable Interest Entity
VoIP	Voice over Internet Protocol

SYNIVERSE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	August 31, 2021	November 30, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,800	$88,493
Accounts receivable, net of allowances of $4,989 and $10,584, respectively	134,004	124,219
Income taxes receivable	5,754	6,376
Prepaid and other current assets	34,460	21,039

Total current assets	252,018	240,127
Property and equipment, net	37,738	47,459
Capitalized software, net	73,299	83,512
Goodwill	2,306,272	2,310,145
Identifiable intangibles, net	112,230	125,004
Deferred tax assets	2,096	2,108
Investment in unconsolidated subsidiaries	35,013	35,338
Other assets	7,885	10,701

Total assets	$2,826,551	$2,854,394

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities:
Accounts payable	$67,972	$44,835
Accrued liabilities	141,423	119,545
Income taxes payable	1,409	3,435
Current portion of long-term debt, net of original issue discount and deferred financing costs	16,888	16,830
Deferred revenues	4,774	5,739

Total current liabilities	232,466	190,384
Long-term debt, net of original issue discount and deferred financing costs	1,919,325	1,925,463
Deferred tax liabilities	83,500	81,379
Other long-term liabilities	56,216	78,314

Total liabilities	2,291,507	2,275,540

Commitments and contingencies (Note 10)
Stockholder equity:
Common stock $0.01 par value; one thousand shares authorized, issued and outstanding as of August 31, 2021 and November 30, 2020	—	—
Additional paid-in capital	1,309,874	1,303,910
Accumulated deficit	(683,824)	(620,143)
Accumulated other comprehensive loss	(102,267)	(113,846)

Total Syniverse Holdings, Inc. stockholder equity	523,783	569,921
Noncontrolling interest	11,261	8,933

Total stockholder equity	535,044	578,854

Total liabilities and stockholder equity	$2,826,551	$2,854,394

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SYNIVERSE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Revenues	$207,946	$160,041	$540,049	$485,437
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	120,628	81,545	305,168	243,621
Sales and marketing	12,837	14,860	37,995	46,827
General and administrative	19,243	25,391	66,072	70,622
Depreciation and amortization	18,130	28,549	60,620	83,752
Restructuring expense	1,562	15,887	3,920	18,571

	172,400	166,232	473,775	463,393

Operating income (loss)	35,546	(6,191)	66,274	22,044
Other (expense) income, net:
Interest expense	(40,759)	(42,658)	(121,694)	(128,654)
Equity income (loss) in investees	867	(619)	(325)	(1,003)
Other, net	3,008	(5,472)	(661)	(3,854)

	(36,884)	(48,749)	(122,680)	(133,511)

Loss before provision for income taxes	(1,338)	(54,940)	(56,406)	(111,467)
Provision for income taxes	2,452	960	5,033	7,375

Net loss	(3,790)	(55,900)	(61,439)	(118,842)
Net income attributable to noncontrolling interest	1,692	204	2,242	149

Net loss attributable to Syniverse Holdings, Inc.	$(5,482)	$(56,104)	$(63,681)	$(118,991)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SYNIVERSE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(IN THOUSANDS)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Net loss	$(3,790)	$(55,900)	$(61,439)	$(118,842)
Other comprehensive (loss) income, net of tax (1):
Foreign currency translation adjustments	(14,046)	27,751	(4,098)	25,618
Changes related to cash flow derivative hedges	5,358	6,502	15,668	(1,902)
Changes in unrecognized pension cost	32	27	95	(4,874)

Total Other comprehensive (loss) income	(8,656)	34,280	11,665	18,842

Total Comprehensive loss	(12,446)	(21,620)	(49,774)	(100,000)
Less: comprehensive income attributable to noncontrolling interest	1,632	341	2,328	91

Comprehensive loss attributable to Syniverse Holdings, Inc.	$(14,078)	$(21,961)	$(52,102)	$(100,091)

(1)

There was no income tax provision or benefit on the components of other comprehensive (loss) income for the three and nine months ended August 31, 2021 and 2020 as a result of income tax valuation allowances.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SYNIVERSE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended August 31,
	2021	2020
Cash flows from operating activities
Net loss	$(61,439)	$(118,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	60,620	83,752
Amortization of original issue discount and deferred financing costs	6,686	6,283
Allowance for credit memos and uncollectible accounts	1,003	3,228
Deferred income tax expense	4,022	2,486
Stock-based compensation	6,979	12,536
Unrealized foreign currency transaction (gain) loss	(332)	3,938
Other, net	11,341	6,476
Changes in operating assets and liabilities:
Accounts receivable	(11,033)	20,419
Income tax receivable or payable	(1,395)	(749)
Prepaid and other current assets	(21,693)	(2,673)
Accounts payable	23,502	4,710
Accrued liabilities and deferred revenues	21,260	8,260
Other assets and other long-term liabilities	(1,988)	(2,189)

Net cash provided by operating activities	37,533	27,635

Cash flows from investing activities
Capital expenditures	(28,815)	(42,401)

Net cash used in investing activities	(28,815)	(42,401)

Cash flows from financing activities
Proceeds from Revolving Credit Facility	—	85,600
Principal payments on Revolving Credit Facility	—	(25,000)
Principal payments on long-term debt	(12,765)	(12,765)
Payments on capital lease obligations and software financing arrangements	(5,228)	(7,036)
Distribution to Syniverse Corporation	(1,015)	(2,627)
Other	—	(2,483)

Net cash (used in) provided by financing activities	(19,008)	35,689

Effect of exchange rate changes on cash	142	(725)
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,148)	20,198
Cash, cash equivalents and restricted cash at beginning of period	89,500	48,647

Cash, cash equivalents and restricted cash at end of period	$79,352	$68,845

Supplemental Disclosure of Cash Flow Information
Non-Cash Financing and Investing Transactions:
Assets acquired under capital leases and software financing arrangements	$576	$18,993
Cash paid in the period for:
Interest	$112,096	$109,518
Income taxes	$2,428	$5,649

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SYNIVERSE HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER EQUITY

(IN THOUSANDS)

	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
Balance, November 30, 2020	$—	$1,303,910	$(620,143)	$(113,846)	$8,933	$578,854
Net (loss) income	—	—	(29,799)	—	331	(29,468)
Foreign currency translation adjustments	—	—	—	4,497	2	4,499
Change related to cash flow derivative hedges	—	—	—	4,979	—	4,979
Changes in unrecognized pension cost	—	—	—	31	—	31
Stock-based compensation	—	1,556	—	—	—	1,556
Distribution to Syniverse Corporation	—	(117)	—	—	—	(117)

Balance, February 28, 2021	—	1,305,349	(649,942)	(104,339)	9,266	560,334
Net (loss) income	—	—	(28,400)	—	219	(28,181)
Foreign currency translation adjustments	—	—	—	5,305	144	5,449
Change related to cash flow derivative hedges	—	—	—	5,331	—	5,331
Changes in unrecognized pension cost	—	—	—	32	—	32
Stock-based compensation	—	2,840	—	—	—	2,840
Distribution to Syniverse Corporation	—	(301)	—	—	—	(301)

Balance, May 31, 2021	—	1,307,888	(678,342)	(93,671)	9,629	545,504
Net (loss) income	—	—	(5,482)	—	1,692	(3,790)
Foreign currency translation adjustments	—	—	—	(13,986)	(60)	(14,046)
Change related to cash flow derivative hedges	—	—	—	5,358	—	5,358
Changes in unrecognized pension cost	—	—	—	32	—	32
Stock-based compensation	—	2,583	—	—	—	2,583
Distribution to Syniverse Corporation	—	(597)	—	—	—	(597)

Balance, August 31, 2021	$—	$1,309,874	$(683,824)	$(102,267)	$11,261	$535,044

	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
Balance, November 30, 2019	$—	$1,294,199	$(467,517)	$(138,693)	$9,310	$697,299
Net (loss) income	—	—	(45,348)	—	197	(45,151)
Foreign currency translation adjustments	—	—	—	(1,677)	(26)	(1,703)
Changes related to cash flow derivative hedges	—	—	—	(7,638)	—	(7,638)
Changes in unrecognized pension cost	—	—	—	(4,926)	—	(4,926)
Stock-based compensation	—	3,041	—	—	—	3,041
Distribution to Syniverse Corporation	—	(891)	—	—	—	(891)

Balance, February 29, 2020	—	1,296,349	(512,865)	(152,934)	9,481	640,031
Net loss	—	—	(17,539)	—	(252)	(17,791)
Foreign currency translation adjustments	—	—	—	(261)	(169)	(430)
Changes related to cash flow derivative hedges	—	—	—	(766)	—	(766)
Changes in unrecognized pension cost	—	—	—	25	—	25
Stock-based compensation	—	2,309	—	—	—	2,309
Distribution to Syniverse Corporation	—	(332)	—	—	—	(332)

Balance, May 31, 2020	—	1,298,326	(530,404)	(153,936)	9,060	623,046
Net (loss) income	—	—	(56,104)	—	204	(55,900)
Foreign currency translation adjustments	—	—	—	27,614	137	27,751
Changes related to cash flow derivative hedges	—	—	—	6,502	—	6,502
Changes in unrecognized pension cost	—	—	—	27	—	27
Stock-based compensation	—	7,186	—	—	—	7,186
Distribution to Syniverse Corporation	—	(1,404)	—	—	—	(1,404)

Balance, August 31, 2020	$—	$1,304,108	$(586,508)	$(119,793)	$9,401	$607,208

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SYNIVERSE HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Syniverse Holdings, Inc. (“Syniverse”) is a leading global provider of unified, mission-critical platforms enabling seamless interoperability across the mobile ecosystem. Syniverse makes global mobility work by enabling consumers and enterprises to connect, engage, and transact seamlessly and securely. Syniverse offers a premier communications platform that serves both enterprises and carriers globally and at scale. Syniverse’s proprietary software, protocols, orchestration capabilities, and network assets, have allowed Syniverse to address the changing needs of the mobile ecosystem for over thirty years. Syniverse continues to innovate by harnessing the potential of emerging technologies such as 5G, IoT, RCS and CPaaS for its customers.

Syniverse serves two distinct groups of customers, carriers and enterprises. Syniverse’s solutions are organized around these groups. Syniverse is a trusted neutral intermediary to approximately 800 carrier customers and 450 enterprises and technology providers.

Syniverse serves nearly every mobile network operator in the world and its solutions help carriers provide their customers with secure, global connectivity and messaging. Syniverse’s carrier product groups consist of Global Network Services, Outsourced Carrier Solutions, and Messaging Solutions.

Global Network Services’ foundation is an interoperability and signaling network that connects to over 800 carriers and transfers over 3.3 exabits of data annually between carrier networks. This network is the backbone for many carrier services today such as activation, authentication and authorization of end-user mobile activities; global data transport; and real-time policy management. Syniverse also believes it will play a critical role for providing interoperability for IoT and 5G related services, and a foundation for seamless mobility between public and private networks.

Outsourced Carrier Solutions provides end-to-end solutions for clearing and settling transactions between carriers. Historically Syniverse has enabled carriers to clear and settle roaming transactions by clearing GSMA TAP records among carriers. Syniverse has enhanced its solution to support the next-generation GSMA BCE standard to allow it to clear and settle any transaction or record between carriers, including records of IoT and 5G transactions. This solution is built on blockchain technology and capable of clearing transactions between any two entities, not just carriers. Outsourced Carrier Solutions also provides a solution that enables carriers to better monetize their A2P messaging traffic including the clearing, settlement and invoicing of application-to-person messages. Phone number portability between carriers is another solution provided by Outsourced Carrier Solutions allowing end users to transfer their phone number between mobile operators.

Messaging Solutions delivers P2P messages between carriers. Syniverse operates its own messaging hub that enables carriers to reach almost every other carrier in the world through one connection into the Syniverse messaging hub. Syniverse also creates and manages stand-alone messaging hubs for carriers that allow carriers to control their own messaging connections and message routing. Syniverse processes over a trillion messages over these hubs annually. Syniverse believes these messaging solutions will provide a critical role in the evolution to 5G messaging and RCS messaging together with the necessary interoperability.

Syniverse serves approximately 450 enterprises and technology providers with solutions that address their cloud communications and omni-channel mobile engagement needs connecting them to the mobile ecosystem allowing seamless interaction to their customers through mobile devices and applications. Syniverse’s enterprise product groups include Global Messaging Services and CPaaS Solutions.

Global Messaging Services enable enterprises to send A2P SMS and MMS messages directly to their customers and employees. For example, Syniverse enables several financial services companies to send new passcodes directly to their customers through a text message and airlines and hospitality companies to send updates regarding a customer’s travel itinerary. Syniverse’s A2P messaging network reaches approximately 800 carriers globally maximizing customer reach for its enterprise customers. Global Messaging Services also include an IP messaging gateway that allows OTTs or their end users to use IP applications to send SMS messages directly to an end user mobile device. Global Messaging Services also provides connectivity to the 10 DLC A2P messaging services currently being introduced by the North American carriers.

CPaaS Solutions is an omni-channel mobile engagement service that enable enterprises to optimize and differentiate their mobile interactions with various audiences. These interactions can take the form of mobile marketing or alert services or other types of communications with customers or employees. Enterprises can reach their customers not only through A2P messaging, but also social channels, e-mail, and voice. Orchestration capabilities allow the communications to be integrated with other 3rd party platforms such as marketing platforms. Syniverse believes the modular architecture of its CPaaS Solutions will also allow it to continue to add features and functionality as the market and customers require.

2. Summary of Significant Accounting Policies

Unless otherwise noted below, there have been no material changes to the accounting policies presented in Note 2—“Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements for the year ended November 30, 2020.

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in conformity with U.S. GAAP.

In the fourth quarter of 2020, Syniverse changed its fiscal year end from a calendar year basis to a fiscal year basis ending on November 30. The accompanying financial statements reflect the new fiscal period. Prior periods have been recast to conform to the current period presentation.

For the three months ended August 31, 2021, Syniverse adjusted the income statement presentation of Revenues for a Carrier messaging contract from a reduction of Cost of operations to Revenues. Prior period amounts have been reclassified to conform to current period classification. The reclassification increased Revenues and Cost of operations by approximately $1.5 million and $1.4 million for three months ended February 28, 2021 and May 31, 2021, respectively, and increased Revenues and Cost of operations by approximately $1.9 million, $1.7 million and $1.5 million for the three months ended February 29, 2020, May 31, 2020, and August 31, 2020, respectively. The reclassification is limited to the Carrier segment and does not affect direct margin, operating income (loss), net loss or cash flows from operations.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Syniverse Holdings, Inc., and all of its wholly-owned subsidiaries and a VIE in India for which Syniverse is deemed to be the primary beneficiary. References to “Syniverse”, the “Company”, “us”, or “we” include all of the consolidated companies. The results of operations attributable to the noncontrolling interest is included in Syniverse’s unaudited condensed consolidated statements of operations, and the noncontrolling interest is reported as a separate component of equity. All intercompany balances and transactions have been eliminated. These unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary for a fair presentation.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management regularly makes estimates and assumptions that are inherent in the preparation of the consolidated financial statements including, but not limited to, stock-based compensation, asset impairments, allowance for uncollectible accounts and credit memos, loss contingencies and income taxes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments with original maturities of three months or less are considered to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Amounts included in restricted cash represent certificates of deposits and time deposits with original maturities greater than three months and cash that is restricted as to withdrawal or usage. These amounts are classified in prepaid and other current assets and other assets in the accompanying unaudited condensed consolidated balance sheets.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the accompanying unaudited condensed consolidated balance sheets that sum to the total cash, cash equivalents and restricted cash in the unaudited condensed consolidated statements of cash flows:

(in thousands)	August 31, 2021	November 30, 2020
Cash and cash equivalents	$77,800	$88,493
Restricted cash included in prepaid and other current assets	874	263
Restricted cash included in other assets	678	744

Total cash, cash equivalents and restricted cash	$79,352	$89,500

Goodwill and Indefinite-Lived Intangible Assets

During the three months ended February 28, 2021, management elected to modify the date of its annual impairment assessment of goodwill and indefinite lived intangible assets from October 1 to September 1. Syniverse changed its fiscal year end from a calendar year to a fiscal year end basis ending on November 30 during the year ended November 30, 2020. The change to the date of the annual impairment test allows Syniverse to continue to perform the test on the first day of the fourth quarter which changed to September 1 as a result of the change in fiscal year end. The change in the assessment date provides a reasonable period of time to estimate fair value prior to the annual reporting deadline. Management believes the change in the annual goodwill impairment date does not result in a material change in the method of applying the accounting principle. Management has determined that it is impracticable to objectively determine projected cash flows and related valuation estimates that would have been used as of each September 1 of prior reporting periods without the use of hindsight. As such, Syniverse will prospectively apply the change in the annual impairment assessment dates beginning on September 1, 2021. Syniverse did not have an impairment charge on its most recently performed assessments on October 1, 2020 or 2019, and this change in the assessment date does not delay, accelerate or avoid a potential impairment charge.

As a result of announcing a new organizational structure and the appointment of a new Chief Executive Officer, beginning in the quarter ended May 31, 2021, management determined that Syniverse is comprised of two operating segments. Management has not identified any components within those operating segments and, hence, have two reporting units for purposes of Syniverse’s goodwill impairment analysis.

Joint Venture Interests

In May 2016, Syniverse acquired a 48.1% noncontrolling interest in Vibes, which is a VIE. Syniverse’s noncontrolling interest in Vibes is accounted for as an equity method investment. Under the equity method, the carrying amount of the investment is recorded at cost and adjusted for Syniverse’s proportionate share of earnings or losses. The carrying amount of the investment in the equity method investee as of August 31, 2021 and November 30, 2020 was $35.0 million and $35.3 million, respectively, and is included in Investment in unconsolidated subsidiaries in the accompanying unaudited condensed consolidated balance sheets. In addition to its investment in Vibes, Syniverse and Vibes have partnered to distribute Vibes’ cloud-based mobile marketing software platform. Expenses incurred from commercial transactions with Vibes, which is a related party to Syniverse, were $4.5 million and $13.1 million for the three and nine months ended August 31, 2021, respectively. Expenses incurred from commercial transactions with Vibes were $5.3 million and $13.0 million for the three and nine months ended August 31, 2020, respectively. These expenses with Vibes are recorded in Cost of operations in the accompanying unaudited condensed consolidated statements of operations.

Reportable Segments

Effective March 16, 2021, as the result of a new organizational structure as well as the appointment of a new Chief Executive Officer who is Syniverse’s CODM, Syniverse is comprised of two reportable segments: Carrier services and Enterprise services. The principal activities of these segments are described in detail in Note 1. Syniverse’s reportable segments are generally organized by the type of service provided, which is generally, but not always, consistent with the type of customer to which services are provided. Syniverse’s reportable segments were determined based on how the CODM assesses the operating performance and allocates the resources of Syniverse. Segment information for Syniverse’s two reportable segments has been disclosed for all periods presented.

The CODM evaluates the operating performance of Syniverse’s segments using revenues and direct margin. Revenues for each reportable segment are attributed to the segment in which the service is performed, and there are no intersegment revenues. Direct margin is defined as segment revenues less direct variable costs of segment operations. Direct variable costs of operations are comprised of certain third party costs recorded in Cost of operations in the accompanying statements of operations including message termination fees, revenue share fees, variable data processing costs and off-network database query charges. These costs vary directly with volume of transactions processed or as a percentage of revenue. Direct margin excludes amounts recorded in Costs of operations in the accompanying statements of operations that do not fluctuate with volumes or revenue, including personnel costs associated with service implementation, training and customer care; facility hosting and support costs, which is composed of software and hardware maintenance and support and SaaS costs; and network and other operating costs.

Syniverse does not allocate sales and marketing, general and administrative, depreciation and amortization, restructuring expenses, employee termination benefits, or other expense or income to its segments because the CODM does not consider this information in assessing the performance of the operating segments. Additionally, the CODM does not review disaggregated assets or capital expenditures on a segment basis, therefore asset information by reportable segment is not presented.

New Accounting Pronouncements

Accounting Standards Adopted

In December 2019, the FASB issued authoritative guidance, which simplifies the accounting for income taxes by removing certain exceptions to the general principles for income taxes. The standard is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. Syniverse elected to early adopt this standard effective December 1, 2020. The adoption of this guidance did not have a material impact on Syniverse’s consolidated financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued authoritative guidance regarding the accounting for leases and has since issued subsequent updates to the initial guidance. The guidance is intended to improve transparency and comparability of lease accounting among organizations. For leases with a term greater than 12 months, the amendments require the lease rights and obligations arising from the leasing arrangements, including operating leases, to be recognized as assets and liabilities on the balance sheet. However, the effect on the statement of operations and the statement of cash flows is largely unchanged. The amendments also expand the required disclosures surrounding leasing arrangements. The guidance is effective for Syniverse in the fiscal year ending November 30, 2023. Early adoption is permitted. Syniverse’s lease portfolio is primarily comprised of office facilities, data center facilities and equipment. Management expects to apply the package of practical expedients that allows companies not to reassess whether any expired or expiring contracts are or contain leases, lease classification for any expired or expiring leases and initial direct costs for any expired or expiring leases. Management also expects to make an accounting policy election to exclude leases with a term of 12 months or less from the balance sheet. Although management has not completed the evaluation, or quantified its impact, the adoption of this guidance is expected to have a significant impact on the consolidated balance sheet due to the recognition of the right of use asset and liability related to operating leases.

In June 2016, the FASB issued authoritative guidance on accounting for credit losses on financial instruments, including trade receivables, and has since issued subsequent updates to the initial guidance. The amended guidance requires the application of a current expected credit loss model, which measures credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts. The guidance requires adoption using a modified retrospective approach and is effective for Syniverse in the first interim period beginning on December 1, 2022. Management is currently evaluating the potential impact on the consolidated financial statements and related disclosures.

3. Revenues

Revenues by geographic region, based on the “bill to” location on the invoice, were as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
North America	$136,427	$99,475	$332,900	$302,222
Asia Pacific	36,479	26,142	102,688	74,785
Europe, Middle East and Africa	24,146	23,622	70,245	73,776
Caribbean and Latin America	10,894	10,802	34,216	34,654

Revenues	$207,946	$160,041	$540,049	$485,437

For the three months ended August 31, 2021 and 2020, Syniverse derived 51.2% and 57.4%, respectively, revenues from customers in the United States. For the nine months ended August 31, 2021 and 2020, Syniverse derived 52.7% and 57.6%, respectively, revenues from customers in the United States.

Syniverse records deferred revenues when cash payment is received or when it has an unconditional right to payment in advance of revenue recognition. Revenues are recognized as the performance obligations are satisfied.

The following table provides the activity for deferred revenue for the three and nine months ended August 31, 2021 and 2020:

(in thousands)	Beginning Balance	Additions	Revenue Recognized	Ending Balance
Three Months Ended August 31, 2021
Deferred revenue	$6,207	$1,244	$(2,429)	$5,022
Three Months Ended August 31, 2020
Deferred revenue	$6,640	$1,152	$(1,758)	$6,034

(in thousands)	Beginning Balance	Additions	Revenue Recognized	Ending Balance
Nine Months Ended August 31, 2021
Deferred revenue	$5,799	$6,316	$(7,093)	$5,022
Nine Months Ended August 31, 2020
Deferred revenue	$6,636	$4,933	$(5,535)	$6,034

During the nine months ended August 31, 2021 and 2020, Syniverse recognized revenue of $3.3 million and $3.0 million related to deferred revenue at November 30, 2020 and November 30, 2019, respectively.

Syniverse generally enters into multi-year non-cancelable contracts with its customers. The transaction price of each contract includes the amount to which it expects to be entitled, which is comprised of fixed consideration, variable consideration or a combination of both. As of August 31, 2021, there was an aggregate amount of $241.3 million of consideration for the non-cancelable, fixed portion of Syniverse’s contracts to which it will be entitled upon providing services in the future. Management expects to recognize revenues for these contracts as Syniverse’s performance obligations are satisfied in the amounts of $56.9 million for the remaining three months ending November 30, 2021, and $134.6 million, $33.7 million and $16.1 million for the years ending November 30, 2022, 2023 and thereafter, respectively. These amounts do not include variable consideration, which has historically been a significant portion of Syniverse’s revenues, and any fixed consideration subsequent to contract renewals.

Please see Note 13 for revenues by reportable segment.

4. Accrued Liabilities

Accrued liabilities consisted of the following:

(in thousands)	August 31, 2021	November 30, 2020
Accrued message termination fees, network and data processing expenses	$34,228	$25,560
Interest rate swaps—short term	21,866	21,776
Accrued professional fees	22,608	7,099
Accrued payroll and related benefits	16,446	23,347
Accrued interest	17,253	17,169
Software financing arrangements—short term	9,861	9,757
Accrued revenue share expenses	3,148	3,629
Other accrued liabilities	16,013	11,208

Total Accrued liabilities	$141,423	$119,545

The increase in accrued message termination fees, network and data processing expenses at August 31, 2021 is related to growth in carrier and enterprise messaging. The increase in accrued professional fees at August 31, 2021 is primarily related to strategic initiatives.

5. Debt and Credit Facilities

The following table presents the components of outstanding debt:

(in thousands)	August 31, 2021	November 30, 2020
Credit Facilities:
Tranche C Term Loans, due March 2023	$1,646,685	$1,659,450
Original issue discount	(6,665)	(9,689)
Deferred financing costs	(6,131)	(8,872)
Second Lien Term Loans, due March 2024	220,000	220,000
Original issue discount	(1,820)	(2,274)
Deferred financing costs	(1,151)	(1,437)
Revolving Credit Facility, due December 2022	85,600	85,600
Deferred financing costs	(305)	(485)

Total Debt and Credit Facilities	1,936,213	1,942,293
Less: Current portion
Long-term debt, current portion	(17,020)	(17,020)
Original issue discount, current portion	69	99
Deferred financing costs, current portion	63	91

Current portion of long-term debt, net of original issue discount and deferred financing costs	(16,888)	(16,830)

Long-term debt, net of original issue discount and deferred financing costs	$1,919,325	$1,925,463

Amortization of original issue discount and deferred financing fees for the nine months ended August 31, 2021 and 2020 was $6.7 million and $6.3 million, respectively, which was recorded in Interest expense in the accompanying unaudited condensed consolidated statements of operations.

On May 10, 2021, Syniverse entered into an amendment (the “Seventh Amendment”) to the First Lien Credit Facility (as amended, amended and restated, supplemented or otherwise modified from time to time), among Syniverse as borrower, Buccaneer, Barclays Bank PLC, as administrative agent, swing line lender and letter of credit issuer, and the lenders and financial institutions from time to time party thereto in order to make certain modifications to the financial maintenance covenant if and for so long as certain financial maintenance covenant conditions are satisfied.

The financial maintenance covenant, as amended by the Seventh Amendment, continues to be tested only for the benefit of the revolving credit lenders and is required to be tested only when, at the end of any fiscal quarter, any revolving credit loans, any swing line loans or any letter of credit obligations (excluding undrawn letter of credit not in excess of $10 million in the aggregate and any letters of credit which are cash collateralized to at least 105% of their maximum stated amount) are outstanding. If the financial maintenance covenant is then required to be tested and the applicable financial maintenance covenant conditions are then satisfied, Syniverse must maintain a consolidated first lien indebtedness to consolidated EBITDA ratio of no greater than (i) 7.75:1.00 as of the end of the fiscal quarter ended on May 31, 2021 and (ii) 8.50:1.00 as of the end of each applicable fiscal quarter ended thereafter. The aforesaid financial maintenance covenant levels will decrease at the time and as set forth in the Seventh Amendment following the earliest of (i) the closing of the transactions contemplated by the Framework Agreement, (ii) the expiration or earlier termination of the Framework Agreement, (iii) June 30, 2022 or (iv) the failure to meet certain liquidity requirement at the times and as specified in the Seventh Amendment.

6. Stock-based Compensation

Effective April 6, 2011, Syniverse Corporation, an indirect parent of Syniverse, established the 2011 Plan for the employees, consultants and directors of Syniverse Corporation and its subsidiaries. The 2011 Plan provides incentive compensation through grants of incentive or non-qualified stock options, stock purchase rights, restricted stock awards, restricted stock units, or any combination of the foregoing. Syniverse Corporation will issue shares of its common stock to satisfy equity based compensation instruments.

The fair values of stock options as of August 31, 2021 and November 30, 2020 were estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	August 31, 2021	November 30, 2020
Risk-free interest rate	1.0%	0.4%
Volatility factor	38.8%	35.7%
Dividend yield	—%	—%
Weighted-average expected life of options (in years)	6.25	6.25

During the three months ended May 31, 2021, the Compensation Committee granted 1,250,000 stock options that grade vest annually over three years of continued employment and requires Syniverse’s stock price to trade at or above a specified target price for 30 consecutive days. Both conditions must be met for the options to be exercisable. Syniverse utilized a Monte Carlo simulation to estimate the fair value of the options as of the grant date using multiple simulations to evaluate the probability of achieving various stock price levels and to determine the derived service period. The fair value of the options as of the grant date was $2.29 and is expensed using the accelerated attribution method over the longer of the actual vesting period or the derived service period for each tranche. During the three months ended August 31, 2021, the Compensation Committee approved the modification of these 1,250,000 options to extend the forfeiture date to ten years from grant date if the stock price target is not met. Management utilized a Monte Carlo simulation using the same methodology as the original grant, resulting in an increase of the fair value of each option by $1.22, which is being recognized over the remainder of the three year vesting period.

The following table summarizes Syniverse Corporation’s stock option activity for the nine months ended August 31, 2021:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at November 30, 2020	6,693,585	$9.76		$—
Granted	1,775,000	$6.50
Exercised	—	$—		$—
Forfeited or expired	(1,033,500)	$12.93

Outstanding at August 31, 2021	7,435,085	$7.92	9.09	$—

Vested and Expected to Vest at August 31, 2021	6,353,501	$7.72	9.09	$—
Exercisable at August 31, 2021	3,254,149	$8.49	8.89	$—

As of August 31, 2021, there was $7.6 million of total unrecognized compensation cost related to stock options. The weighted-average recognition period for the remaining unrecognized stock-based compensation expense is approximately 2.4 years.

Restricted stock units of Syniverse Corporation are issued and measured at fair value of Syniverse’s common stock on the date of grant. The following table summarizes Syniverse Corporation’s restricted stock activity under the 2011 Plan for the nine months ended August 31, 2021:

	Restricted Stock Units	Weighted- Average Grant-Date Fair Value
Outstanding at November 30, 2020	2,613,629	$7.87
Granted	535,385	$6.50
Vested	(412,212)	$8.02
Forfeited	(33,500)	$8.33

Outstanding at August 31, 2021	2,703,302	$7.57

As of August 31, 2021, there was $10.4 million of total unrecognized compensation cost related to restricted stock units. The weighted-average recognition period for the remaining unrecognized stock-based compensation expense is 2.0 years.

Stock-based compensation in the unaudited condensed consolidated statements of operations under the 2011 Plan was as follows:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
Cost of operations	$136	$385	$370	$444
Sales and marketing	481	938	1,949	2,450
General and administrative	1,966	5,863	4,660	9,642

Total Stock-based compensation expense	$2,583	$7,186	$6,979	$12,536

7. Restructuring

The following table summarizes the activity in the restructuring accrual for the nine months ended August 31, 2021 and 2020:

	November 30, 2020					August 31, 2021
	Balance	Additions	Payments	Adjustments		Balance
2020 Plan	$11,973	$1,489	$(10,490)	$(82)		2,890
2018 Plan	670	(24)	(620)	(5)		21
Facility exits	2,593	2,455	(2,390)	(41)		2,617

Total	$15,236	$3,920	$(13,500)	$(128)	0	$5,528

	November 30, 2019				August 31, 2020
	Balance	Additions	Payments	Adjustments	Balance
2020 Plan	$—	$16,948	$(3,539)	$(3,000)	$10,409
2018 Plan	3,462	1,981	(2,068)	241	3,616
Facility exits	4,964	(358)	(2,246)	188	2,548

Total	$8,426	$18,571	$(7,853)	$(2,571)	$16,573

Total restructuring expense was $3.9 million and $18.6 million for the nine months ended August 31, 2021 and 2020, respectively, which was recorded in Restructuring expense in the accompanying unaudited condensed consolidated statements of operations. The liabilities accrued in connection with restructuring initiatives are presented in accrued liabilities and other long-term liabilities in the accompanying unaudited condensed consolidated balance sheets.

In August 2019, Syniverse launched its Transformation Program with the objective of implementing a future operating model and optimizing its cost base to that model. In connection with the Transformation Program, the Board of Directors approved the 2020 Restructuring Plan (the 2020 Plan) to optimize its labor force through reducing the cost of management, offshoring or outsourcing activities and eliminating or automating tasks. For the nine months ended August 31, 2021, Syniverse incurred severance and other expenses of $1.5 million associated with the 2020 Plan. Syniverse has incurred total severance and other expenses of approximately $24.0 million related to the 2020 Plan as of August 31, 2021, which comprises substantially all of the remaining expense expected to be incurred under the 2020 Plan. Management expects to complete the actions under the 2020 Plan in fiscal year 2022.

During the nine months ended August 31, 2021, Syniverse exited offices, or a portion thereof, in Moscow, Russia; Bonn, Germany; Contern, Luxembourg; Seoul, Korea; London, England; and Singapore, and incurred facility exit costs of $2.5 million. As of August 31, 2021, Syniverse has incurred total facility exit costs of approximately $8.7 million associated with the Transformation Program. Management expects to incur total facility exit costs of approximately $18.5 million associated with the Transformation Program, which excludes any potential sublease income.

8. Income Taxes

During the three months ended August 31, 2021 and 2020, the effective tax rate was a provision of 183.3% and 1.7%, respectively. During the nine months ended August 31, 2021 and 2020, the effective tax rate was a provision of 8.9% and 6.6%, respectively. The change in the effective tax rate was chiefly attributable to changes in actual and expected earnings and losses across jurisdictions and entities and income tax benefits due to refined analysis regarding payments subject to U.S. Base Erosion and Anti-Abuse Tax. For the nine months ended August 31, 2021, the change in the effective tax rate also included the release of valuation allowances on certain deferred tax assets.

9. Concentration of Business

Financial instruments that subject Syniverse to concentrations of credit risk are limited to trade accounts receivables from major customers and cash. No customer represented more than 10% of accounts receivable as of August 31, 2021 and November 30, 2020. Syniverse’s cash is placed with high credit quality financial institutions.

Syniverse’s largest customer, AT&T Mobility, generated 10.2% and 13.6% of total revenues for the nine months ended August 31, 2021 and 2020, respectively. No other customer represented more than 10% of revenues for the periods presented, although a significant amount of the remaining revenues were generated from services provided to a small number of customers.

10. Commitments and Contingencies

Syniverse is involved in legal proceedings, claims and administrative matters that arise in the ordinary course of business. Management has made accruals with respect to certain of these matters, where appropriate, that are reflected in the consolidated financial statements but are not, individually or in the aggregate, considered material. For other matters for which an accrual has not been made, management has not determined that a loss is probable or the amount of loss cannot be reasonably estimated. While the ultimate outcome of the matters cannot be determined, management does not currently expect that these proceedings and claims, individually or in the aggregate, will have a material effect on Syniverse’s financial position, results of operations or cash flows. The outcome of any litigation is inherently uncertain, however, and if decided adversely against Syniverse, or if management determines that settlement of particular litigation is appropriate, it may be subject to a liability that could have a material adverse effect on its financial position, results of operations or cash flows.

11. Fair Value Measurements

Syniverse’s long-term debt is measured at the carrying value as of balance sheet dates. The carrying value and fair value of Syniverse’s long-term debt is as follows:

	August 31, 2021		November 30, 2020
(in thousands)	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
Tranche C Term Loans	$1,646,685	$1,648,743	$1,659,450	$1,439,573
Second Lien Term Loans	$220,000	$220,275	$220,000	$123,200

(1)	The fair value of long-term debt is based upon quoted market prices in inactive markets for similar instruments, which are considered to be Level 2 inputs.

The following table presents the line item captions and information about Syniverse’s derivative instruments recorded at fair value on a recurring basis:

	Fair Value Measurements Level 2 (1)
(in thousands)	Balance Sheet Location	August 31, 2021	November 30, 2020
Liabilities:
Interest Rate Swaps—short term	Accrued liabilities	$21,866	$21,776
Interest Rate Swaps—long term	Other long-term liabilities	—	15,758

		$21,866	$37,534

(1)

The fair value of the derivative instruments are derived using valuation models that take into account the contract terms, such as maturity, as well as other inputs, such as interest rate yield curves, which are considered to be Level 2 inputs. In addition, the derivative instrument fair values take into account the creditworthiness of the counterparty and Syniverse. Refer to Note 12—“Derivative Instruments and Hedging Activity” in the Notes to the Unaudited Condensed Consolidated Financial Statements, included in this report for a complete discussion of Syniverse’s derivative instruments.

There were no transfers between levels during the nine months ended August 31, 2021 and 2020.

12. Derivative Instruments and Hedging Activity

Syniverse is exposed to interest rate risk as a result of borrowings under its long-term debt, and the potential increase in interest payments resulting from an increase in floating rates. Management uses interest rate swap derivative instruments as a risk management tool to mitigate the potential impact of rising interest rates on the variable rate debt.

As of August 31, 2021, Syniverse maintained interest rate swap agreements with the following terms:

Hedged Item	Swap Notional (1)	Swap Maturity	Long-Term Debt Floating Rate	Swap Fixed Rate
Tranche C Term Loans	$1,200,000,000	August 2022	1-Month LIBOR (1.0% Floor)	2.83%

(1)	On August 28, 2018, Syniverse entered into three interest rate swaps with a total notional amount of $1.2 billion to manage its exposure to variable rates on t Tranche C Term Loans.

The following table sets forth the activity in the accumulated derivative instrument loss:

	Nine Months Ended August 31,
(in thousands)	2021	2020
Accumulated derivative instrument loss, beginning of period	$37,534	$40,437
Net change associated with current period hedging transactions	(230)	15,766
Net reclassification into earnings	(15,438)	(13,864)

Accumulated derivative instrument loss, end of period	$21,866	$42,339

Net reclassification into earnings includes the settlement of monthly interest transactions associated with the derivative instruments, which is recorded as Interest expense and Accumulated other comprehensive income in the accompanying consolidated financial statements.

13. Reportable Segments

For the three and nine months ended August 31, 2021 and 2020, Syniverse has reported revenues and direct margin information on a segment basis.

The following table presents revenues by segment:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
Carrier	$105,306	$110,199	$318,059	$335,577
Enterprise	102,640	49,842	221,990	149,860

Revenues	$207,946	$160,041	$540,049	$485,437

The following table presents direct margin by segment:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
Carrier direct margin	$80,350	$91,510	$244,650	$284,640
Enterprise direct margin	34,468	16,765	73,083	48,600

Total direct margin	$114,818	$108,275	$317,733	$333,240

The following table provides a reconciliation of total direct margin to loss before provision for income taxes:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
Revenues	$207,946	$160,041	$540,049	$485,437
Variable costs of operations	93,128	51,766	222,316	152,197

Direct margin	114,818	108,275	317,733	333,240
Fixed costs of operations	27,500	29,779	82,852	91,424
Sales and marketing	12,837	14,860	37,995	46,827
General and administrative	19,243	25,391	66,072	70,622
Depreciation and amortization	18,130	28,549	60,620	83,752
Restructuring expense	1,562	15,887	3,920	18,571

Operating income (loss)	35,546	(6,191)	66,274	22,044
Other expense, net	(36,884)	(48,749)	(122,680)	(133,511)

Loss before provision for income taxes	$(1,338)	$(54,940)	$(56,406)	$(111,467)

14. Related Party Transactions

On January 13, 2011, Syniverse entered into a ten-year consulting agreement with Carlyle, Syniverse’s majority shareholder, in which it pays Carlyle a fee for consulting services provided to Syniverse. During the three months ended February 28, 2021, Syniverse entered into the Amended Agreement effective January 1, 2021, to extend the term for another ten years on the same terms. The Amended Agreement requires an annual consulting fee of $3.0 million and out-of-pocket expenses for consulting services provided by Carlyle. For each of the three months ended August 31, 2021 and 2020, Syniverse recorded $0.8 million of expenses associated with the consulting fee and the reimbursement of out-of-pocket expenses. For the nine months ended August 31, 2021 and 2020, Syniverse recorded $2.3 million and $2.4 million, respectively, of expenses associated with the consulting fee and the reimbursement of out-of-pocket expenses.

Carlyle, from time to time, participates as a debt holder within the syndicate under the Tranche C and Second Lien Term Loans. As of August 31, 2021 and November 30, 2020, Carlyle held $59.2 million and $62.4 million of the Tranche C Term Loans, respectively.

From time to time, and in the ordinary course of business, Syniverse may engage other Carlyle portfolio companies as service providers and other Carlyle portfolio companies may engage Syniverse as a service provider. Revenues and expenses associated with these related parties were not material during the three and nine months ended August 31, 2021 and 2020.

15. Twilio Framework Agreement and Merger Agreement

On February 26, 2021, Syniverse and Carlyle entered into a Framework Agreement with Twilio, pursuant to which, among other matters, Twilio would make a direct or indirect investment in Syniverse Corporation of up to $750 million in cash. In connection with the closing of the investment, Syniverse and Twilio would enter into a wholesale agreement pursuant to which Syniverse will process and route A2P messages originating and/or terminating between Twilio customers and MNOs in North America.

On August 16, 2021, Syniverse announced that it entered into a definitive merger agreement with MBAC, a publicly traded special purpose acquisition company, (the “Merger Agreement”) which is designed to result in Syniverse becoming a publicly traded company. Upon closing of the transaction, the publicly traded company will be named Syniverse Technologies Corporation and its common stock will be listed on the New York Stock Exchange under ticker “SYNV.”

The Merger Agreement is expected to generate up to $1.165 billion in cash proceeds to Syniverse, comprised of $265 million from PIPE, up to $400 million from MBAC, and a minimum commitment of $500 million from Twilio, up to a maximum investment of $750 million. The proceeds will be used to substantially reduce Syniverse’s debt and settle transaction-related costs.

In connection with entering into the Merger Agreement, Syniverse, Twilio, and Carlyle amended the Framework Agreement dated February 26, 2021. The transactions contemplated by the Merger Agreement and the Framework Agreement are expected to result in Twilio holding a significant noncontrolling equity ownership position in Syniverse Technologies Corporation. Carlyle will retain all of its current investment in Syniverse and is expected to be the largest shareholder of the new publicly traded company.

The closing is subject to customary closing conditions, and will occur substantially concurrently with the consummation of all Syniverse equity and debt financing and refinancing transactions (collectively, the additional financing transactions). The Merger Agreement, together with the other documents contemplated thereby (including the Framework Agreement), contains customary representations, warranties, and covenants by the applicable parties to such agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that are not purely historical are forward-looking statements. Forward-looking statements include statements relating to Syniverse’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that are or refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include management’s intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Syniverse operates, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and product sales, expectations and timing related to commercial product launches, future sales channels and strategies, and future market launches and expansion. Due to rounding, the numbers and percentages reported below may not sum to totals or quarterly amounts.

Executive Overview

Financial Highlights

•	Revenues for the three months ended August 31, 2021 increased $47.9 million, or 29.9%, to $207.9 million from $160.0 million for the same period in 2020.

•	Operating income increased $41.7 million to $35.5 million for the three months ended August 31, 2021 from a loss of $6.2 million for the same period in 2020.

•	Net loss decreased $52.1 million to $3.8 million for the three months ended August 31, 2021 from $55.9 million for the same period in 2020.

•

Adjusted EBITDA increased $10.0 million, or 19.8%, to $60.5 million for the three months ended August 31, 2021 from $50.5 million for the same period in 2020. Refer to the “Non-GAAP Financial Measures” below for a reconciliation of Net loss to Adjusted EBITDA.

Developments

Impact of COVID-19 Pandemic

COVID-19 was identified in China in late 2019 and has since spread throughout the world. The impact of COVID-19 has been wide-ranging, including, but not limited to, the temporary closures of many businesses and schools, “shelter in place” orders, travel restrictions, social distancing guidelines and other governmental, business and individual actions taken globally in response to the pandemic. In response to the COVID-19 pandemic, Syniverse has taken a number of steps to preserve cash and maximize its financial flexibility, including the reduction of discretionary spending, operating expenses and headcount, along with borrowings under its revolving credit facility.

Syniverse experienced a decline in roaming volumes that management believes was caused by the effects of COVID-19 and measures taken to prevent its spread or mitigate its effects, such as government-mandated travel restrictions. The decline in revenues attributable to roaming volume declines were estimated to be $15.3 million and $20.3 million for the nine months ended August 31, 2021 and 2020, respectively. The estimated impact of COVID-19 on revenues was determined from volume declines on Syniverse’s variable revenue services, relative to prior trends and expectations, which occurred after lockdowns were announced. It excludes other harder to quantify foregone revenues from the impacts on pricing, project deferrals and implementation or contract execution delays. Syniverse has also experienced a decline in direct cost of operations for message termination fees that would have been incurred absent COVID-19 along with the corresponding revenues. Management has estimated that cost of operations would have been higher by $0.9 million and $3.8 million for the nine months ended August 31, 2021 and 2020, respectively. In addition, Syniverse has experienced a reduction in travel and sales and marketing expenses that were avoided due to travel restrictions and postponement or virtualization of trade shows. The total reduction in travel and sales and marketing expenses associated with such events due to COVID-19 was $4.5 million and $6.0 million for the nine months ended August 31, 2021 and 2020, respectively. The reduction was attributable to the effects of COVID-19 and cost savings actions associated with Syniverse’s Transformation Program. A bifurcation of the cost reduction into these two categories is impracticable.

During 2020 and 2021, the COVID-19 pandemic peaked, subsided and has seen a resurgence, leading to continuing or renewed containment measures. The introduction and expanding availability of vaccines in 2021 in the U.S. and other nations appears to be leading to a lessening of travel restrictions and containment measures, however, there are also many nations that are experiencing a surge that is leading to enhanced restrictions, including many locations in which Syniverse operates. Management estimates that the COVID-19 impact on revenues for the year ending November 30, 2021 could range from $17.0 million to $20.0 million. The continuing impact of COVID-19 will depend significantly on the duration and potential cyclicality of the pandemic and the related public policy actions, the length and severity of the global economic slowdown and the impacts to Syniverse’s customers over the longer term.

Organizational Changes

On March 16, 2021, Syniverse announced that Andrew Davies was appointed as Chief Executive Officer. Syniverse also announced that Chief Transformation Officer Simeon Irvine was appointed as Chief Financial Officer. As the result of a new organizational structure as well as the appointment of a new Chief Executive Officer who is Syniverse’s CODM, management determined that Syniverse is comprised of two reportable segments: Carrier services and Enterprise services.

Twilio Framework Agreement and Merger Agreement

On February 26, 2021, Syniverse and Carlyle entered into a Framework Agreement with Twilio, pursuant to which, among other matters, Twilio would make a direct or indirect investment in Syniverse Corporation of up to $750 million in cash. In connection with the closing of the investment, Syniverse and Twilio would enter into a wholesale agreement pursuant to which Syniverse will process and route A2P messages originating and/or terminating between Twilio customers and MNOs in North America.

On August 16, 2021, Syniverse announced that it entered into a definitive merger agreement with MBAC, a publicly traded special purpose acquisition company, (the “Merger Agreement”) which is designed to result in Syniverse becoming a publicly traded company. Upon closing of the transaction, the publicly traded company will be named Syniverse Technologies Corporation and its common stock will be listed on the New York Stock Exchange under ticker “SYNV.”

The Merger Agreement is expected to generate up to $1.165 billion in cash proceeds to Syniverse, comprised of $265 million from PIPE, up to $400 million from MBAC, and a minimum commitment of $500 million from Twilio, up to a maximum investment of $750 million. The proceeds will be used to substantially reduce Syniverse’s debt and settle transaction-related costs.

In connection with entering into the Merger Agreement, Syniverse, Twilio, and Carlyle amended the Framework agreement dated February 26, 2021. The transactions contemplated by the Merger Agreement and the Framework Agreement are expected to result in Twilio holding a significant noncontrolling equity ownership position in Syniverse Technologies Corporation. Carlyle will retain all of its current investment in Syniverse and is expected to be the largest shareholder of the new publicly traded company.

The closing is subject to customary closing conditions, and will occur substantially concurrently with the consummation of all Syniverse equity and debt financing and refinancing transactions (collectively, the additional financing transactions). The Merger Agreement, together with the other documents contemplated thereby (including the Framework Agreement), contains customary representations, warranties, and covenants by the applicable parties to such agreements.

Seventh Amendment to the First Lien Credit Facility

On May 10, 2021, Syniverse entered into an amendment (the “Seventh Amendment”) to the First Lien Credit Facility (as amended, amended and restated, supplemented or otherwise modified from time to time), among Syniverse as borrower, Buccaneer, Barclays Bank PLC, as administrative agent, swing line lender and letter of credit issuer, and the lenders and financial institutions from time to time party thereto in order to make certain modifications to the financial maintenance covenant if and for so long as certain financial maintenance covenant conditions are satisfied.

The financial maintenance covenant, as amended by the Seventh Amendment, continues to be tested only for the benefit of the revolving credit lenders and is required to be tested only when, at the end of any fiscal quarter, any revolving credit loans, any swing line loans or any letter of credit obligations (excluding undrawn letter of credit not in excess of $10 million in the aggregate and any letters of credit which are cash collateralized to at least 105% of their maximum stated amount) are outstanding. If the financial maintenance covenant is then required to be tested and the applicable financial maintenance covenant conditions are then satisfied, Syniverse must maintain a consolidated first lien indebtedness to consolidated EBITDA ratio of no greater than (i) 7.75:1.00 as of the end of the fiscal quarter ended on May 31, 2021 and (ii) 8.50:1.00 as of the end of each applicable fiscal quarter ended thereafter. The aforesaid financial maintenance covenant levels will decrease at the time and as set forth in the Seventh Amendment following the earliest of (i) the closing of the transactions contemplated by the Framework Agreement, (ii) the expiration or earlier termination of the Framework Agreement, (iii) June 30, 2022 or (iv) the failure to meet certain liquidity requirement at the times and as specified in the Seventh Amendment.

Presentation

During the quarterly periods in 2020, management reported revenues for Mobile Transaction Services (MTS) and Enterprise & Intelligence Solutions (EIS). As a result of organizational changes, management began reporting revenues on a Carrier and Enterprise basis beginning with the eleven month periods ended November 30, 2020. Carrier services are designed to support the long-term success of MNO customers. Enterprise services bridge OTTs and enterprises with MNOs to enable Enterprise customers to serve their end-users. The most significant change from a product grouping perspective was to migrate data analytics and mobile intelligence services that were formerly reported in EIS to Carrier. The prior period revenues have been recast to reflect the change to Carrier and Enterprise services.

In the fourth quarter of 2020, Syniverse changed its fiscal year end from a calendar year basis to a fiscal year basis ending on November 30. The accompanying financial statements reflect the new fiscal period for the three and nine months ended August 31, 2021 and 2020. Prior periods have been recast to reflect the current presentation.

Results of Operations—Three Months Ended August 31, 2021 and 2020

The following table presents an overview of Syniverse’s results of operations for the three months ended August 31, 2021 and 2020:

	Three Months Ended	% of	Three Months Ended	% of	2021 compared to 2020
(in thousands)	August 31, 2021	Revenues	August 31, 2020	Revenues	$ change	% change
Revenues:
Carrier	$105,306	50.6%	$110,199	68.9%	$(4,893)	(4.4)%
Enterprise	102,640	49.4%	49,842	31.1%	52,798	105.9%

Revenues	207,946	100.0%	160,041	100.0%	47,905	29.9%
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	120,628	58.0%	81,545	51.0%	39,083	47.9%
Sales and marketing	12,837	6.2%	14,860	9.3%	(2,023)	(13.6)%
General and administrative	19,243	9.3%	25,391	15.9%	(6,148)	(24.2)%
Depreciation and amortization	18,130	8.7%	28,549	17.8%	(10,419)	(36.5)%
Restructuring expense	1,562	0.8%	15,887	9.9%	(14,325)	(90.2)%

	172,400	82.9%	166,232	103.9%	6,168	3.7%

Operating income (loss)	35,546	17.1%	(6,191)	(3.9)%	41,737	(674.2)%
Other (expense) income, net:
Interest expense	(40,759)	(19.6)%	(42,658)	(26.7)%	1,899	4.5%
Equity income (loss) in investees	867	0.4%	(619)	(0.4)%	1,486	NM
Other, net	3,008	1.4%	(5,472)	(3.4)%	8,480	NM

	(36,884)	(17.7)%	(48,749)	(30.5)%	11,865	24.3%

Loss before provision for income taxes	(1,338)	(0.6)%	(54,940)	(34.3)%	53,602	97.6%
Provision for income taxes	2,452	1.2%	960	0.6%	1,492	NM

Net loss	$(3,790)	(1.8)%	$(55,900)	(34.9)%	$52,110	93.2%

NM = Not Meaningful

Revenues

Revenues increased $47.9 million, or 29.9%, to $207.9 million for the three months ended August 31, 2021 from $160.0 million for the same period in 2020. Management estimates that reductions in volumes attributable to COVID-19 resulted in a decrease in revenues of $3.9 million and $10.4 million for the three months ended August 31, 2021 and 2020, respectively, which were mostly experienced in clearing and settlement, signaling and policy services. The changes in revenues described below are inclusive of the estimated COVID-19 impact.

Revenues from Carrier services decreased $4.9 million, or 4.4%, to $105.3 million for the three months ended August 31, 2021 from $110.2 million for the same period in 2020. CDMA and Legacy Carrier services revenues decreased by $7.0 million, to $3.7 million for the three months ended August 31, 2021. Excluding CDMA and Legacy Carrier services, the increase in Carrier revenues was $2.1 million as further described below.

Revenues from Messaging Solutions services increased by $4.7 million, or 16.2%, from the three months ended August 31, 2020 as a result of new carrier routes, primarily in the APAC region. Additionally, Outsourced Carrier Solutions revenues, which primarily composed of clearing and settlement and number portability services, increased by $2.9 million, or 10.0%, from the three months ended August 31, 2020 as a result of growth in number portability services volume and projects in the APAC region. Revenues for Global Network Services, consisting of signaling services, policy and charging and mobile intelligence solutions, which decreased by $5.5 million, or 13.3%, from the three months ended August 31, 2020 primarily as a result of a reduction in IPX bandwidth volume and related roaming products.

Revenues from Enterprise increased $52.8 million, or 105.9%, to $102.6 million for the three months ended August 31, 2021 from $49.8 million for the same period in 2020. Revenues for Global Messaging, which is composed of A2P and 10 DLC, increased by $50.8 million, or 112.9%, as a result of 10 DLC and A2P volume expansion, as well as $22.3 million of incremental message termination fees charged to Syniverse by certain U.S. carriers that are passed through to Syniverse’s customers. Revenues for CPaaS Solutions, which is composed of CPaaS and MaaP services, increased by $2.0 million, or 41.7%, primarily due to volume expansion of CPaaS services as Syniverse relaunched its platform in fiscal 2020.

Costs and Expenses

Costs and expenses increased $6.2 million to $172.4 million for the three months ended August 31, 2021 from $166.2 million for the same period in 2020.

Cost of operations increased $39.1 million to $120.6 million for the three months ended August 31, 2021 from $81.5 million for the same period in 2020. Cost of operations as a percentage of revenue was 58.0% and 51.0% for the three months ended August 31, 2021 and 2020, respectively.

The following table summarizes cost of operations by category:

	Three Months Ended	% of	Three Months Ended	% of	2021 compared to 2020
(in thousands)	August 31, 2021	Revenues	August 31, 2020	Revenues	$ change	% change
Cost of operations:
Variable costs	$93,128	44.8%	$51,766	32.3%	$41,362	79.9%
Headcount and related costs	11,646	5.6%	12,947	8.1%	(1,301)	(10.0)%
Hosting and support costs	6,928	3.3%	7,300	4.6%	(372)	(5.1)%
Network costs	7,733	3.7%	8,066	5.0%	(333)	(4.1)%
Other operating related costs	1,193	0.6%	1,466	0.9%	(273)	(18.6)%

Cost of operations	$120,628	58.0%	$81,545	51.0%	$39,083	47.9%

Variable costs, which includes message termination, revenue share and data processing expenses, increased $41.4 million to $93.1 million for the three months ended August 31, 2021 compared to $51.8 million for the same period in 2020, primarily as a result of an increase in message termination costs driven by Enterprise and Carrier messaging volume growth and pass-through fees from certain U.S. carriers.

Headcount and related costs decreased $1.3 million to $11.6 million for the three months ended August 31, 2021 from $12.9 million for the same period in 2020. The decrease primarily resulted from lower headcount costs related to the Transformation Program.

Hosting and support costs for the three months ended August 31, 2021 decreased $0.4 million to $6.9 million compared to $7.3 million for the same period in 2020.

Network costs decreased $0.3 million to $7.7 million for the three months ended August 31, 2021 from $8.1 million for the same period in 2020.

Other operating related costs decreased $0.3 million to $1.2 million for the three months ended August 31, 2021 from $1.5 million for the same period in 2020.

Sales and marketing expense decreased $2.0 million to $12.8 million for the three months ended August 31, 2021 from $14.9 million for the same period in 2020. The decrease was driven by lower headcount and related costs. As a percentage of revenues, sales and marketing expense was 6.2% and 9.3% for the three months ended August 31, 2021 and 2020, respectively.

General and administrative expense decreased $6.1 million to $19.2 million for the three months ended August 31, 2021 from $25.4 million for the same period in 2020. The decrease was driven by lower non-cash stock-based compensation and a decrease in professional services related to strategic initiatives. As a percentage of revenues, general and administrative expense was 9.3% and 15.9% for the three months ended August 31, 2021 and 2020, respectively.

Depreciation and amortization expense decreased $10.4 million to $18.1 million for the three months ended August 31, 2021 from $28.5 million for the same period in 2020. The decrease was primarily driven by lower amortization of customer related intangible assets of $6.4 million resulting from the pattern of consumption amortization method and certain of the customer related intangible assets becoming fully amortized. Syniverse also experienced lower depreciation of property and equipment, net and amortization of capitalized software, net due primarily to lower capital expenditures in recent periods.

Restructuring expense decreased $14.3 million to $1.6 million for the three months ended August 31, 2021 as compared to $15.9 million for the same period in 2020. The change in restructuring expense was primarily driven by higher severance costs associated with the 2020 Plan during the three months ended August 31, 2020.

Other (Expense) Income, Net

Interest expense decreased $1.9 million to $40.8 million for the three months ended August 31, 2021 from $42.7 million for the same period in 2020. The decrease was primarily driven by lower interest rates on the Tranche C Term Loans.

Equity income (loss) in investees which relates to the results of operations of Vibes, Syniverse’s equity method investee, generated income of $0.9 million for the three months ended August 31, 2021 compared to a loss of $0.6 million for the same period in 2020.

Other, net was a $3.0 million gain for the three months ended August 31, 2021 compared to a $5.5 million loss for the same period in 2020. The gain in 2021 was primarily driven by weakening of the Euro to the U.S. dollar on Syniverse’s intercompany transactions. The loss in 2020 was primarily attributable to the strengthening of the pound sterling and the Euro to the U.S. dollar on Syniverse’s intercompany transactions.

Provision for (Benefit from) Income Taxes

Syniverse recorded an income tax provision of $2.5 million for the three months ended August 31, 2021, compared to $1.0 million for the three months ended August 31, 2020. During the three months ended August 31, 2021 and 2020, the effective tax rate was a provision of 183.3% and 1.7%, respectively. The change in the effective tax rate was chiefly attributable to changes in actual and expected earnings and losses across jurisdictions and entities, and income tax benefits due to refined analysis regarding payments subject to U.S. Base Erosion and Anti-Abuse Tax.

Segment results

The operating performance of Syniverse’s segments is assessed using revenues and direct margin. See the “Revenues” section for discussion of segment revenues. Direct margin is defined as segment revenues, less direct variable costs of segment operations. Direct variable costs of segment operations are comprised of certain third party costs recorded in Cost of operations, including message termination fees, revenue share fees, variable data processing costs, and off-network database query charges. These costs vary directly with the volume of transactions processed or as a percentage of revenue. Direct margin excludes amounts recorded in Costs of operations that do not fluctuate with volumes or revenue, including personnel costs associated with service implementation, training and customer care; facility hosting and support costs, which is composed of software and hardware maintenance and support and SaaS costs; and network and other operating costs.

	Three Months Ended August 31,		2021 compared to 2020
(in thousands)	2021	2020	$ change	% change
Carrier direct margin	$80,350	$91,510	$(11,160)	(12.2)%
Enterprise direct margin	34,468	16,765	17,703	105.6%

Total direct margin	$114,818	$108,275	$6,543	6.0%

Carrier direct margin for the three months ended August 31, 2021 decreased $11.2 million, or 12.2%, to $80.4 million compared to $91.5 million for the same period in 2020. The decrease was attributable primarily to the decline in higher margin Global Network Services revenues, partially offset with higher Outsourced Carrier Solutions revenues.

Enterprise direct margin for the three months ended August 31, 2021 increased $17.7 million, or 105.6%, to $34.5 million compared to $16.8 million for the same period in 2020. The increase was attributable to revenue growth in Global Messaging services and higher margin CPaaS Solutions.

Results of Operations—Nine Months Ended August 31, 2021 and 2020

The following table presents an overview of Syniverse’s results of operations for the nine months ended August 31, 2021 and 2020:

	Nine Months Ended	% of	Nine Months Ended	% of	2021 compared to 2020
(in thousands)	August 31, 2021	Revenues	August 31, 2020	Revenues	$ change	% change
Revenues:
Carrier	$318,059	58.9%	$335,577	69.1%	$(17,518)	(5.2)%
Enterprise	221,990	41.1%	149,860	30.9%	72,130	48.1%

Revenues	540,049	100.0%	485,437	100.0%	54,612	11.3%
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	305,168	56.5%	243,621	50.2%	61,547	25.3%
Sales and marketing	37,995	7.0%	46,827	9.6%	(8,832)	(18.9)%
General and administrative	66,072	12.2%	70,622	14.5%	(4,550)	(6.4)%
Depreciation and amortization	60,620	11.2%	83,752	17.3%	(23,132)	(27.6)%
Restructuring expense	3,920	0.7%	18,571	3.8%	(14,651)	(78.9)%

	473,775	87.7%	463,393	95.5%	10,382	2.2%

Operating income	66,274	12.3%	22,044	4.5%	44,230	200.6%
Other (expense) income, net:
Interest expense	(121,694)	(22.5)%	(128,654)	(26.5)%	6,960	5.4%
Equity loss in investees	(325)	(0.1)%	(1,003)	(0.2)%	678	NM
Other, net	(661)	(0.1)%	(3,854)	(0.8)%	3,193	NM

	(122,680)	(22.7)%	(133,511)	(27.5)%	10,831	8.1%

Loss before provision for income taxes	(56,406)	(10.4)%	(111,467)	(23.0)%	55,061	49.4%
Provision for income taxes	5,033	0.9%	7,375	1.5%	(2,342)	NM

Net loss	$(61,439)	(11.4)%	$(118,842)	(24.5)%	$57,403	48.3%

NM = Not Meaningful

Revenues

Revenues increased $54.6 million, or 11.3%, to $540.0 million for the nine months ended August 31, 2021 from $485.4 million for the same period in 2020. Management estimates that reductions in volumes attributable to COVID-19 resulted in a decrease in revenues of $15.3 million and $20.3 million for the nine months ended August 31, 2021 and 2020, respectively, which were mostly experienced in clearing and settlement, signaling and policy services. The changes in revenues described below are inclusive of the estimated COVID-19 impact.

Revenues from Carrier services decreased $17.5 million, or 5.2%, to $318.1 million for the nine months ended August 31, 2021 from $335.6 million for the same period in 2020. CDMA and Legacy Carrier services revenues totaling $20.3 million for the nine months ended August 31, 2021 contributed $15.8 million to the revenue decrease over the prior year period. Excluding CDMA and Legacy Carrier services, the decrease in Carrier revenues was $1.7 million as further described below.

Revenues for Global Network Services, which is primarily composed of signaling services, policy and charging and mobile intelligence solutions, decreased by $19.9 million, or 15.5%, from the nine months ended August 31, 2020 primarily as a result of IPX pricing declines in the APAC region and bandwidth reductions, volume and pricing declines in GSM signaling and volume declines in policy and charging services. Outsourced Carrier Solutions revenues, which is primarily composed of clearing and settlement and number portability services, decreased by $1.4 million, or 1.5%, from the nine months ended

August 31, 2020 as a result of continued volume declines in GSM clearing and settlement services, partially offset by an increase in number portability services volumes and projects. Revenues from Messaging Solutions services increased by $19.6 million, or 24.5%, from the nine months ended August 31, 2020 as a result of new carrier routes, primarily in the APAC region, partially offset by pricing declines in the U.S.

Revenues from Enterprise increased $72.1 million, or 48.1%, to $222.0 million for the nine months ended August 31, 2021 from $149.9 million for the same period in 2020. Revenues for Global Messaging, which is composed of A2P and 10 DLC, increased by $65.5 million, or 48.0%, primarily from 10 DLC and A2P volume expansion, as well as from of incremental message termination fees charged to Syniverse by certain U.S. carriers that are passed through to Syniverse’s customers. Revenues for CPaaS Solutions, which is composed of CPaaS and MaaP services, increased by $6.6 million, or 49.6%, primarily due to volume expansion of CPaaS services as Syniverse relaunched its platform in fiscal 2020.

Costs and Expenses

Costs and expenses increased $10.4 million to $473.8 million for the nine months ended August 31, 2021 from $463.4 million for the same period in 2020.

Cost of operations increased $61.5 million to $305.2 million for the nine months ended August 31, 2021 from $243.6 million for the same period in 2020. Cost of operations as a percentage of revenue was 56.5% and 50.2% for the nine months ended August 31, 2021 and 2020, respectively.

The following table summarizes cost of operations by category:

	Nine Months Ended	% of	Nine Months Ended	% of	2021 compared to 2020
(in thousands)	August 31, 2021	Revenues	August 31, 2020	Revenues	$ change	% change
Cost of operations:
Variable costs	$222,316	41.2%	$152,197	31.4%	$70,119	46.1%
Headcount and related costs	33,909	6.3%	36,897	7.6%	(2,988)	(8.1)%
Hosting and support costs	21,254	3.9%	25,123	5.2%	(3,869)	(15.4)%
Network costs	23,931	4.4%	24,443	5.0%	(512)	(2.1)%
Other operating related costs	3,758	0.7%	4,961	1.0%	(1,203)	(24.2)%

Cost of operations	$305,168	56.5%	$243,621	50.2%	$61,547	25.3%

Variable costs, which includes message termination, revenue share and data processing expenses, increased $70.1 million to $222.3 million for the nine months ended August 31, 2021 from $152.2 million for the same period in 2020, primarily as a result of an increase in message termination costs driven by Enterprise and Carrier messaging volume growth and pass-through fees from certain U.S. carriers.

Headcount and related costs decreased $3.0 million to $33.9 million for the nine months ended August 31, 2021 from $36.9 million for the same period in 2020. The decrease resulted from $5.4 million of lower headcount costs related to the Transformation Program, which was partially offset by the decrease in performance compensation expense in December 2019 that wholly offset the previously accrued performance compensation expense for the 2019 calendar year.

Hosting and support costs decreased $3.9 million for the nine months ended August 31, 2021 to $21.3 million from $25.1 million for the same period in 2020. The decrease was primarily attributable to software maintenance costs related to vendor negotiations and lower support requirements.

Network costs decreased $0.5 million to $23.9 million for the nine months ended August 31, 2021 from $24.4 million for the same period in 2020.

Other operating related costs decreased $1.2 million to $3.8 million for the nine months ended August 31, 2021 from $5.0 million for the same period in 2020 as a result of a decrease in product-related professional services and travel expenses due to the Transformation Program and COVID-19 related travel restrictions.

Sales and marketing expense decreased $8.8 million to $38.0 million for the nine months ended August 31, 2021 from $46.8 million for the same period in 2020. The decrease was driven by $8.1 million of lower headcount and sales incentive compensation related to the Transformation Program as well as a decrease in travel and sales and marketing expenses substantially associated with trade shows. These decreases were partially offset by the decrease in performance compensation expense in December 2019 that wholly offset the previously accrued performance compensation expense for the 2019 calendar year. As a percentage of revenues, sales and marketing expense was 7.0% and 9.6% for the nine months ended August 31, 2021 and 2020, respectively.

General and administrative expense decreased $4.6 million to $66.1 million for the nine months ended August 31, 2021 from $70.6 million for the same period in 2020. This decrease is driven by lower non-cash stock-based compensation, lower headcount costs and related costs and facility costs as a result of the Transformation Program and a decrease in travel and sales and marketing expense attributable to the Transformation Program and COVID-19 related travel restrictions; partially offset by professional fees associated with strategic initiatives and the 2020 benefit from a December 2019 decrease in performance compensation expense that wholly offset the previously accrued performance compensation expense for the 2019 calendar year. As a percentage of revenues, general and administrative expense was 12.2% and 14.5% for the nine months ended August 31, 2021 and 2020, respectively.

Depreciation and amortization expense decreased $23.1 million to $60.6 million for the nine months ended August 31, 2021 from $83.8 million for the same period in 2020. The decrease was primarily driven by lower amortization of customer related intangible assets of $14.5 million resulting from the pattern of consumption amortization method and certain of the customer related intangible assets becoming fully amortized. Syniverse also experienced a decrease in depreciation of property and equipment, net and amortization of capitalized software, net due primarily to lower capital expenditures in recent periods.

Restructuring expense decreased $14.7 million to $3.9 million for the nine months ended August 31, 2021 as compared to $18.6 million for the same period in 2020. The change in restructuring expense was primarily driven by higher severance costs associated with the 2020 Plan during the nine months ended August 31, 2020.

Other (Expense) Income, Net

Interest expense decreased $7.0 million to $121.7 million for the nine months ended August 31, 2021 from $128.7 million for the same period in 2020. The decrease was mainly driven by lower interest rates on the Tranche C Term Loans and Second Lien Term Loans, partially offset by a higher interest expense related to the interest rate swap derivative instruments and a higher average outstanding balance on the Revolving Credit Facility.

Equity loss in investees which relates to the results of operations of Vibes, Syniverse’s equity method investee, decreased $0.7 million to a loss of $0.3 million for the nine months ended August 31, 2021 from $1.0 million loss for the same period in 2020.

Other, net was a $0.7 million loss for the nine months ended August 31, 2021 compared to a $3.9 million loss for the same period in 2020. The loss in 2021 was primarily driven by the weakening of the Euro to the U.S. dollar and the pound sterling value to both the U.S. dollar and the Euro related to Syniverse’s intercompany transactions. The loss in 2020 was primarily attributable to the weakening of the pound sterling to the U.S. dollar and Euro on Syniverse’s intercompany transactions.

Provision for Income Taxes

Syniverse recorded an income tax provision of $5.0 million for the nine months ended August 31, 2021, compared to $7.4 million for the nine months ended August 31, 2020. During the nine months ended August 31, 2021 and 2020, the effective tax rate was a provision of 8.9% and 6.6%, respectively. The change in the effective tax rate was chiefly attributable to changes in actual and expected earnings and losses across jurisdictions and entities, release of valuation allowance on certain deferred tax assets, and income tax benefits due to both refined analysis regarding payments subject to U.S. Base Erosion and Anti-Abuse Tax.

Segment results

The operating performance of Syniverse’s segments is assessed using revenues and direct margin. See the “Revenues” section for discussion of segment revenues. Direct margin is defined as segment revenues less direct variable costs of segment operations.

The following tables summarize direct margin by segment:

	Nine Months Ended August 31,		2020 compared to 2019
(in thousands)	2021	2020	$ change	% change
Carrier direct margin	$244,650	$284,640	$(39,990)	(14.0)%
Enterprise direct margin	73,083	48,600	24,483	50.4%

Total direct margin	$317,733	$333,240	$(15,507)	(4.7)%

Carrier direct margin for the nine months ended August 31, 2021 decreased $40.0 million, or 14.0%, to $244.7 million compared to $284.6 million for the nine months ended August 31, 2020 primarily as a result of decreases in Global Network Services and Outsourced Carrier Solutions revenues.

Enterprise direct margin for the nine months ended August 31, 2021 increased $24.5 million, or 50.4%, to $73.1 million compared to $48.6 million for the nine months ended August 31, 2020. The increase was attributable to revenue growth in Global Messaging services and higher margin CPaaS Solutions.

Liquidity and Capital Resources

Syniverse’s operations are conducted almost entirely through its subsidiaries and its ability to generate cash to meet its working capital needs, capital expenditures, and debt service obligations is dependent on the earnings and the receipt of funds from its subsidiaries via dividends or intercompany loans. Syniverse’s primary sources of liquidity are expected to be cash flow from operations as well as access to funds provided under the New Extended Revolving Credit Facility.

Syniverse has drawn $85.6 million under the New Extended Revolving Credit Facility, all of which was outstanding at August 31, 2021. Syniverse drew down the full amount available under the Existing Revolving Credit Facility in order to increase its cash position and preserve financial flexibility, in part due to the uncertainty caused by the COVID-19 pandemic. Syniverse believes that it has sufficient liquidity to meet its currently anticipated business needs, including planned capital expenditures and working capital requirements due to cash on hand, and expected cash flows from operations. In addition, Syniverse believes that its liquidity is sufficient to fund its debt repayment obligations. Syniverse’s ability to make payments on its indebtedness will depend on its ability to generate sufficient cash flows from operations in the future. Syniverse’s New Extended Revolving Credit Facility requires that Syniverse comply with a financial maintenance covenant on a pro forma basis to receive extensions of credit under the facility and, if Syniverse has drawn funds thereunder, the New Extended Revolving Credit Facility requires that Syniverse comply with the same financial maintenance covenant. On May 10, 2021, Syniverse entered into the Seventh Amendment to the First Lien Credit Facility which granted temporary relief on the financial maintenance covenant. For further discussion of the financial maintenance covenant under the Seventh Amendment, refer to Note 5—“Debt and Credit Facilities” in the Notes to the Unaudited Condensed Consolidated Financial Statements, included in this report. As of August 31, 2021, Syniverse was in compliance with all of the covenants contained in the New Extended Revolving Credit Facility.

Syniverse’s indebtedness requires it to dedicate a substantial portion of its cash flow from operations to debt service, thereby reducing the availability of its cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes. Annually, Syniverse may be required to make a mandatory principal payment on its New Credit Facilities equal to 50% of the Excess Cash Flow as defined in the Credit Agreement. For the eleven months ended November 30, 2020, a payment was not required pursuant to the Excess Cash Flow provision. As of August 31, 2021, approximately 50.6% of Syniverse’s cash and cash equivalents was held by its foreign subsidiaries.

Syniverse may from time to time seek to prepay, repurchase or otherwise retire or extend its debt, or take other steps to reduce its debt or otherwise improve its financial position. These actions may include open market debt repurchases, privately negotiated repurchases, other retirements of outstanding debt, and/or opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired or refinanced, if any, will depend on market conditions and prices, Syniverse’s cash position, contractual restrictions, including compliance with debt covenants and other considerations. Syniverse’s affiliates may also purchase its debt from time to time, through open market purchases or other transactions. In such cases, Syniverse’s debt may not be retired, in which case Syniverse would continue to pay interest in accordance with the terms of the debt, and Syniverse would continue to reflect the debt as outstanding in its consolidated financial statements.

To the extent Syniverse requires supplemental funding for its operating activities, it may need access to the debt and equity markets; however, there can be no assurances such funding will be available on acceptable terms or at all. If Syniverse’s liquidity and capital resources are insufficient to meet its requirements or fund its obligations, Syniverse could face a liquidity shortage. Syniverse believes that its cash on hand, together with cash flow from operations and borrowing capacity under its revolving credit facility, will be sufficient to meet its cash requirements for the next twelve months.

Cash Flow

Cash, cash equivalents and restricted cash were $79.4 million at August 31, 2021 as compared to $68.8 million at August 31, 2020. The following table summarizes the activity within Syniverse’s unaudited condensed consolidated statements of cash flows.

	Nine Months Ended August 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$37,533	$27,635
Net cash used in investing activities	(28,815)	(42,401)
Net cash (used in) provided by financing activities	(19,008)	35,689
Effect of exchange rate changes on cash	142	(725)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(10,148)	$20,198

Net cash provided by operating activities increased by $9.9 million to $37.5 million for the nine months ended August 31, 2021 from $27.6 million for the same period in 2020. The increase was primarily driven by a decrease in net loss, offset by changes in working capital related to accrued professional fees associated with strategic initiatives.

Net cash used in investing activities decreased by $13.6 million, to $28.8 million for the nine months ended August 31, 2021, as compared to $42.4 million for the same period in 2020. The decrease was primarily due to delays of hardware and software purchases, as well as savings in capitalized labor, due to tighter cost control measures and phasing of capital expenditure purchases.

Net cash (used in) provided by financing activities decreased $54.7 million to $19.0 million used in financing activities for the nine months ended August 31, 2021 compared to $35.7 million provided by financing activities for the same period in 2020. The decrease of was primarily due to $60.6 million of net proceeds received from the New Extended Revolving Credit Facility for the nine months ended August 31, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow are not presentations made in accordance with U.S. GAAP. Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to net loss, operating income, revenues or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or liquidity. Syniverse believes that Adjusted EBITDA and Free Cash Flow are measures commonly used by investors to evaluate its performance and that of its competitors. Syniverse further believes that the disclosure of Adjusted EBITDA and Free Cash Flow is useful to investors, as these non-GAAP measures form the basis of how its executive team and Board of Directors evaluate its performance. By disclosing these non-GAAP measures, Syniverse believes that it creates for investors a greater understanding of, and an enhanced level of transparency into, some of the means by which its management team operates and evaluates its Company and facilitates comparisons of the current period’s results with those of prior periods.

In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies in Syniverse’s industry or otherwise. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to Syniverse to invest in the growth of Syniverse’s business. Syniverse attempts to compensate for these limitations by relying primarily upon its U.S. GAAP results and using Adjusted EBITDA and Free Cash Flow as supplemental information only.

Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Syniverse’s results as reported under U.S. GAAP. For example, some of the limitations of Adjusted EBITDA are as follows:

•	excludes certain tax payments or the cash requirements necessary to service interest or principal payments on Syniverse’s debt that may represent a reduction in cash available to it;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect cash outlays for future contractual commitments;

•	does not reflect changes in, or cash requirements for, Syniverse’s working capital needs; and

•	does not reflect the significant interest expense on Syniverse’s debt.

Adjusted EBITDA is determined by adding the following items to net loss: other expense, net; provision for income taxes (benefit); depreciation and amortization; employee termination benefits; restructuring expense; non-cash stock-based compensation, other expenses; and the Carlyle annual consulting fee including related expenses.

Syniverse believes that Adjusted EBITDA is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business. Syniverse relies on Adjusted EBITDA as a primary measure to review and assess the operating performance of its management team in connection with its executive compensation and bonus plans. Syniverse also reviews Adjusted EBITDA to compare its current operating results with prior periods and with the operating results of other companies in its industry. In addition, Syniverse utilizes Adjusted EBITDA as an assessment of its overall liquidity and its ability to meet its debt service obligations. Adjusted EBITDA is also a measure calculated in accordance with its Credit Agreement; however, the credit agreement governing the New Credit Facilities permits Syniverse to make certain additional adjustments, such as projected cost savings, unusual or non-recurring charges, and pro forma EBITDA and anticipated synergies from acquisitions, which are not reflected in the Adjusted EBITDA data presented herein.

Reconciliation of Non-GAAP Measures to GAAP

A reconciliation of Syniverse’s Net loss, the closest GAAP measure, to Adjusted EBITDA is presented in the following table:

	Three Months Ended August 31,		Nine Months Ended August 31,
(in thousands)	2021	2020	2021	2020
Reconciliation to Adjusted EBITDA
Net loss	$(3,790)	$(55,900)	$(61,439)	$(118,842)
Other expense, net	36,884	48,749	122,680	133,511
Provision for income taxes	2,452	960	5,033	7,375
Depreciation and amortization	18,130	28,549	60,620	83,752
Restructuring expense (a)	1,562	15,887	3,920	18,571
Non-cash stock-based compensation (b)	2,583	7,186	6,979	12,536
Other expenses (c)	1,965	4,322	16,090	13,981
Consulting fee and related expenses (d)	750	780	2,264	2,358

Adjusted EBITDA	$60,536	$50,533	$156,147	$153,242

(a)

Reflects restructuring expense which represents costs related to certain exit activities such as severance costs, facility exit costs and contract termination costs associated with a restructuring plan.

(b)	Reflects non-cash expenses related to equity compensation awards.
(c)	Reflects items associated with certain advisory and professional services related to strategic initiatives and otherwise, employee costs and data center migration costs.
(d)	Reflects management fees paid to Carlyle and related expenses pursuant to a consulting agreement with Carlyle.

Free Cash Flow is determined by the difference between net cash provided by operating activities less capital expenditures.

Syniverse believes that Free Cash Flow is a useful financial metric to assess Syniverse’s ability to pursue opportunities to enhance its growth. Syniverse also uses Free Cash Flow as a measure to review and evaluate the operating performance of its management team in connection with its executive compensation and bonus plans. Additionally, Syniverse believes this is a useful metric for investors to assess its ability to repay debt.

A reconciliation of Syniverse’s net cash provided by operating activities, the closest GAAP measure, to Free Cash Flow is presented in the following table:

	Nine Months Ended August 31,
(in thousands)	2021	2020
Reconciliation to Free Cash Flow
Net cash provided by operating activities	$37,533	$27,635
Capital expenditures	(28,815)	(42,401)

Free Cash Flow	$8,718	$(14,766)